Exhibit 99.1

ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Petroleum Corporation and Abraxas Energy Partners, L.P.

Announce Merger Intention

SAN ANTONIO (June 18, 2009) - Abraxas Petroleum Corporation (NASDAQ:AXAS) (“Abraxas Petroleum”) and Abraxas Energy Partners, L.P. (“Abraxas Energy”) are pleased to announce that they have entered into a letter of intent with the holders of 96% of the common units of Abraxas Energy not held by a wholly-owned subsidiary of Abraxas Petroleum, pursuant to which Abraxas Energy will merge into Abraxas Petroleum.

The letter of intent provides for Abraxas Petroleum to acquire the outstanding common units of Abraxas Energy not currently held by a wholly-owned subsidiary of Abraxas Petroleum for $6.00 per common unit payable in shares of Abraxas Petroleum common stock. The number of shares of Abraxas Petroleum common stock will range from 4.25 to 6.00 per common unit of Abraxas Energy. The share range equates to $1.00 to $1.41 per share of Abraxas Petroleum and will be determined based on the 20-day trading average prior to a special meeting of Abraxas Petroleum stockholders. The letter of intent provides for a 90-day lock-up period followed by a multi-year staggered lock-up period. The letter of intent also provides for a standstill by the private investors on their rights under the existing exchange and registration rights agreement and a standstill by Abraxas Energy on its initial public offering.

The transaction is subject to entry into a definitive merger agreement and a voting, registration rights and lock-up agreement, negotiation of a new credit facility, approval by the Abraxas Petroleum board of directors, the Abraxas Energy board of directors, the holders of a majority of the outstanding Abraxas Petroleum common stock and 80% of the outstanding Abraxas Energy common units, and other usual and customary closing conditions.

“The merger transaction should greatly enhance the value of the combined entity for investors of both Abraxas Petroleum and Abraxas Energy. The merger will allow the combined entity to increase its drilling activity by reinvesting a greater portion of its cash flow into organic growth projects throughout all of our core regions which encompass the entire central portion of the United States from North Dakota to the Gulf Coast. We believe that the merger will simplify our organizational structure, reduce general and administrative expenses, provide greater transparency, and create a more attractive investment opportunity with increased liquidity and a larger public float. We have been in discussions with our bank group and we are optimistic that the debt of the combined entity can be re-financed solely with senior debt,” commented Bob Watson, Abraxas’ President and CEO.

The combination of Abraxas Petroleum and Abraxas Energy will result in a single class of equity with one board of directors. The board of directors of the combined entity will consist of eight independent directors of Abraxas Petroleum and Abraxas Energy serving at the time the merger is consummated, with Robert (Bob) L.G. Watson serving as the President, Chief Executive Officer and Chairman of the Board of the combined entity. Pending consummation of the merger, Abraxas Energy has suspended distributions to its unitholders.

18803 Meisner Drive

San Antonio, Texas 78258

Phone: 210.490.4788 Fax: 210.918.6675

Abraxas Petroleum intends to host a conference call after the definitive agreements are executed, which is anticipated to occur on or before June 30, 2009.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas, the Mid-Continent and the Rocky Mountains. Abraxas Petroleum, through a wholly-owned subsidiary, owns 48% of Abraxas Energy and manages its day-to-day operations through its 100% ownership of the general partner.

Abraxas Energy Partners, L.P. is a San Antonio based upstream master limited partnership with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788 bstuckey@abraxaspetroleum.com www.abraxaspetroleum.com